Exhibit 99(i)

For Immediate Release
From:     Frances B. Emerson
          Honeywell Inc.
          Honeywell Plaza
          Minneapolis, MN 55440
          (612) 951-0072

                      HONEYWELL INC. COMPLETES ACQUISITION
                             OF MEASUREX CORPORATION

     MINNEAPOLIS, March 7, 1997 -- Honeywell Inc. (NYSE:HON) has completed its acquisition of the entire equity interest of Measurex Corporation. As a result of the merger of Honeywell Acquisition Corp., a subsidiary of Honeywell, with and into Measurex, Measurex has become a wholly owned subsidiary of Honeywell effective today.
     Former stockholders of Measurex are entitled to receive $35 in cash for each of their shares. This is the same price paid by Honeywell Acquisition Corp. pursuant to its recently completed cash tender offer for all of the outstanding Measurex shares. Measurex stockholders will be mailed information regarding the cash payment they are entitled to receive as a result of the merger.
     Honeywell's existing pulp-and-paper business will be merged into Measurex, based in Cupertino, Calif., and the new business will be renamed Honeywell-Measurex. Honeywell-Measurex will become a unit of Honeywell's Industrial business, based in Phoenix.
     In January, Honeywell announced its intention to acquire Measurex, a leading global provider of systems and instruments used to control papermaking processes. Honeywell's primary strength in this industry is in the control of pulping operations. The merger of the two companies allows Honeywell to provide an outstanding wood yard-to-shipping-dock solution for pulp and paper mills around the world.
     Honeywell is a global controls company focused on creating value through technology that enhances comfort, improves productivity, saves energy, protects the environment and increases safety. The company services customers worldwide in the homes and buildings, industrial, and aviation and space markets. Honeywell employs 53,000 people in 95 countries, and had 1996 sales of $7.3 billion.